Exhibit 1.2

APPROVED BY

GENERAL MEETING OF SHAREHOLDERS MOBILE TELESYSTEMS PUBLIC JOINT STOCK COMPANY

ON JUNE 28, 2018, MINUTES NO.43

AMENDMENTS AND ADDITIONS TO THE CHARTER

OF MOBILE TELESYSTEMS

PUBLIC JOINT STOCK COMPANY

Clause 1.9 of the Charter of Mobile TeleSystems Public Joint Stock Company “Information about Reorganizations and Succession of the Entity” shall be supplemented with subclauses reading as follows:

(69)              The Entity is a full legal successor in respect of all rights and obligations of Stream Digital Limited Liability Company (registered by the Interdistrict Inspectorate of the Federal Tax Service No. 46 for Moscow on December 22, 2015, a registration entry made by the Interdistrict Inspectorate of the Federal Tax Service No. 46 for Moscow into the Unified State Register of Legal Entities under the Primary State Registration Number 5157746197791 on December 22, 2015), reorganized via incorporation into Mobile TeleSystems Public Joint Stock Company.

(70)              The Entity is a full legal successor in respect of all rights and obligations of Cellular Communication of Bashkortostan Joint-Stock Company (registered by the Administration of Kirovsky district of Ufa of the Republic of Bashkortostan on December 23, 1993, a registration entry made by the Interdistrict Inspectorate of the Federal Tax Service No. 39 for the Republic of Bashkortostan into the Unified State Register of Legal Entities under the Primary State Registration Number 1020202562160 on December 11, 2002), reorganized via incorporation into Mobile TeleSystems Public Joint Stock Company.